Exhibit 99.1

Atlas Financial Holdings Announces 2018 First Quarter Financial Results
Company to Hold Conference Call on Tuesday, May 8, 2018 at 8:30 a.m. ET

First Quarter 2018 Financial Performance Summary (comparisons to First Quarter 2017 unless noted):

•	Gross premiums written decreased by 3.0% to $95.6 million

•	In-force premium increased 7.4% to $274.6 million

•	Total revenue increased by 14.8% to $57.2 million

•	Underwriting income for the first quarter 2018 was $6.0 million, compared to $6.3 million

•	The combined ratio for the first quarter 2018 was 89.3%, compared to 86.9%

•
Net income for the first quarter 2018 was $5.5 million, or $0.45 earnings per common share diluted, compared to $4.9 million, or $0.40 earnings per common share diluted, representing an increase in earnings per common share diluted of $0.05

•	Annualized return on equity was 24.3% in the first quarter 2018 compared to 14.9%

Chicago, Illinois (May 7, 2018) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its financial results for the first quarter ended March 31, 2018.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “We achieved a solid start to 2018 with a focus on underwriting profitability. Our expectation is that the conservative approach we’ve taken with respect to current year loss ratio coupled with incremental rate increases and our continued stringent evaluation of claims inventory and subsequent closure levels will optimize retained earnings over time. By leveraging analytics to amplify the core expertise we’ve established as a specialist, our team works diligently to identify challenging claims, with the goal of ensuring that we defend our clients against non-meritorious claims but also proactively settle appropriate claims as quickly and accurately as possible. In addition to overall rate activity, we are confident that our investment in technology and analytics is also having a positive impact on underwriting activities. The first quarter illustrates the earnings power of our business with an annualized return on equity of 24.3% in the first quarter compared to 14.9% in the prior year quarter.”

Financial and Operational Review
Premiums Written: For the three month period ended March 31, 2018, gross premiums written was $95.6 million compared to $98.5 million for the three month period ended March 31, 2017, representing a 3.0% decrease. Gross premiums written decreased primarily due to the non-renewal of one large Illinois taxi fleet as a result of disciplined underwriting practices.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three month period ended March 31, 2017, Atlas experienced growth in gross premiums written in its core business in 24 states for the three month period ended March 31, 2018. Based on the Company’s commitment to optimize return on deployed capital, the Company utilizes predictive analytics based pricing coupled with its strong value proposition to grow market share in environments that are favorable and is prepared to reduce exposure to those that are more challenging.

Combined Ratio: Atlas’ combined ratio increased for the three month period ended March 31, 2018 to 89.3%, compared to 86.9% in the prior year period.

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Loss Ratio: The loss ratio relating to claims incurred for the three month period ended March 31, 2018 was 62.7%, compared to 60.5% for the three month period ended March 31, 2017. The loss ratio increased over the prior year period primarily as a result of the Company’s continued review of underwriting profitability by

Exhibit 99.1

product and state and higher than expected claim cost associated with Atlas’ participation in non-voluntary assigned risk pools and run-off commercial auto. For reference, 1.4 percentage points of the year-over-year difference is attributable to assigned risk business, reflecting the challenges facing broader commercial auto, with the remainder of the change attributable to a more conservative current year loss ratio selection. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further benefit from the data and experience within its organization. Atlas believes this approach amplifies the value of the assets accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value for both customers and stakeholders. On a year over year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities.

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Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended March 31, 2018 was 26.6% compared to 26.4% for the three month period ended March 31, 2017. The ratio increased mainly because of higher than average acquisition costs in the quarter. The average was higher due to the non-renewal of the one large taxi fleet in Illinois which had been historically underwritten at zero commissions. As previously indicated, due to seasonality and the timing of certain expenses, the Company believes the full year expense ratio is a more indicative measure of efficiency that the ratio in any given quarter. Atlas remains focused on continually enhancing its value proposition through re-investment into research and development to ensure that its organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.

The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended
	March 31, 2018	March 31, 2017
Loss Ratio:
Current accident year	60.7%	59.9%
Prior accident years	2.0%	0.6%
Loss Ratio	62.7%	60.5%
Underwriting Expense Ratio:
Acquisition cost ratio	10.7%	10.5%
Other underwriting expense ratio	16.8%	16.0%
DPAC amortization ratio	(0.5)%	(0.8)%
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	27.0%	25.7%
Expenses recovered related to stock purchase agreement ratio	(0.9)%	—%
Share-based compensation expense ratio	0.5%	0.7%
Underwriting expense ratio	26.6%	26.4%
Total combined ratio	89.3%	86.9%

Exhibit 99.1

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended
	March 31, 2018	March 31, 2017
Acquisition costs	13.3%	13.7%
Other insurance general and administrative expenses	15.1%	14.0%
DPAC amortization	(0.5)%	(0.7)%
Expenses recovered related to stock purchase agreements	(0.8)%	—%
Share-based compensation expense	0.5%	0.6%
Total underwriting expense ratio	27.6%	27.6%

Underwriting Results: Underwriting profit decreased to $6.0 million for the three month period ended March 31, 2018, compared to $6.3 million in the same period of the prior year, representing a 5.8% decrease.

Net Income before Income Taxes: Net income before income taxes decreased to $6.8 million for the three month period ended March 31, 2018, compared to $7.5 million in the same period of the prior year, representing a 8.7% decrease.

Income Taxes: Atlas recognized tax expense of $1.3 million for the three month period ended March 31, 2018 compared to a tax expense of $2.6 million in the same period of the prior year.

Net Income: Atlas reported net income of $5.5 million for the three month period ended March 31, 2018, compared to $4.9 million for the three month period ended March 31, 2017.

Earnings per common share (“EPS”): Atlas generated $0.45 earnings per common share diluted for the three month period ended March 31, 2018. This compares to $0.40 earnings per common share diluted as reported for the three month period ended March 31, 2017.

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended March 31, 2018 and 2017:

	Three Month Periods Ended
	March 31, 2018	March 31, 2017
Weighted average common shares outstanding	12,140,587	12,045,519
Dilutive potential ordinary shares:
Dilutive stock options	57,474	155,049
Dilutive average common shares outstanding	12,198,061	12,200,568

The effects of convertible instruments are excluded from the computation of earnings per common share diluted in periods in which the effect would be anti-dilutive. For the three month periods ended March 31, 2018 and March 31, 2017, all exercisable stock options were deemed to be dilutive.

Exhibit 99.1

Balance Sheet/Investment Overview
Book Value: Book value per common share was $7.62 based on 11,944,378 common shares outstanding as of March 31, 2018, compared to $7.42 based on 12,178,857 common shares outstanding as of December 31, 2017. Book value per common share of $7.62 increased by $0.20 relative to December 31, 2017 as follows:

$0.44	increase related to net income after tax and before items indicated below;
(0.01)	decrease related to the loss from change in fair value of equity securities;
0.02	increase related to the change in net realized investment gains after tax;
(0.17)	decrease related to the change in unrealized gains/losses after tax;
(0.09)	decrease related to stock repurchases; and
0.01	increase related to share-based compensation.
$0.20	total increase from December 31, 2017 book value per common share

Cash and Invested Assets: Cash and invested assets as of March 31, 2018 totaled $239.3 million as compared to $243.5 million as of December 31, 2017.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of its portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of its business partners. As of March 31, 2018, the average life on the Company’s portfolio was 5.2 years with a duration of 4.0 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Net Investment Income / Net Investment Realized Gains: Atlas generated net investment income of $964,000 and $1.1 million for the quarters ended March 31, 2018 and 2017, as well as $293,000 and $134,000 of net realized gains, respectively. The decrease in net investment income from the prior year period was primarily the result of lower returns on equity method investments and higher investment expenses, partially offset by higher interest income on the Company’s fixed income securities portfolio. The higher interest income on fixed income securities resulted from increased yields on the fixed income securities portfolio. The gross annualized investment yield on the Company’s fixed income securities was 2.6% and 2.2% for the quarters ended March 31, 2018 and 2017, respectively. The increase in the gross annualized yield was due to management’s decision to use the proceeds from the maturity and sales of certain fixed income securities to purchase fixed income securities with higher yields. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.5% and 0.2% for the quarters ended March 31, 2018 and 2017, respectively. The increase in gross yield on cash investments was due to higher interest rates on certain accounts and higher balances in accounts earning greater interest. The increase in net realized gains was primarily comprised of gains from the sale of equity securities, partially offset by losses from the sale of fixed income securities.

Beginning January 1, 2018, Atlas adopted Accounting Standards Update 2016-01, which requires changes in the unrealized market value of equities held at fair value to be recorded through net income. Atlas recorded a loss of $128,000 through net income for the quarter ended March 31, 2018 related to the changes in unrealized amounts on equities held at fair value.

Outlook for 2018
Atlas expects to write in excess of $300 million in premiums in 2018, which is a consistent rate of growth relative to last year, subject to market conditions. Based on recent commercial auto industry results, the Company expects further market hardening through 2018. As always, underwriting profit will take precedent over top line growth.

At that level of premium and expected use of the Company’s existing reinsurance programs, with a full year combined ratio in the mid-80s, it is reasonable to expect annual net earnings per share to exceed $2.00.

Exhibit 99.1

Mr. Wollney concluded, “We continued to emphasize bottom line performance over top line growth, with written premiums coming in as expected in the first quarter following rate enhancements. We do expect to write in excess of $300 million in premiums in 2018, but remain focused on utilizing the repository of data specific to our niche and integrating predictive analytics to achieve returns on equity over the broader P&C universe.”

Conference Call Details
Date/Time:            Tuesday, May 8, 2018 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q1-2018. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., Plainview Premium Finance Company of California, Inc., UBI Holdings Inc., and DriveOn Digital IP Inc. Additional information about Atlas, including a copy of Atlas’ 2017 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Exhibit 99.1

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in ‘000s, except for share and per share data)

	Three Month Periods Ended
Condensed Consolidated Statements of Income	March 31, 2018 (unaudited)	March 31, 2017 (unaudited)
Net premiums earned	$55,892	$48,426
Net investment income	964	1,143
(Loss) income from change in fair value of equity securities	(128)	—
Net realized gains	293	134
Other income	164	114
Total revenue	57,185	49,817
Net claims incurred	35,046	29,300
Acquisition costs	5,976	5,096
Other underwriting expenses	9,319	7,591
Amortization of intangible assets	97	97
Interest expense	455	268
Expenses recovered pursuant to stock purchase agreement	(520)	—
Total expenses	50,373	42,352
Income from operations before income taxes	6,812	7,465
Income tax expense	1,283	2,613
Net income	5,529	4,852
Less: Preferred share dividends	—	—
Net income attributable to common shareholders	$5,529	$4,852

Basic weighted average common shares outstanding	12,140,587	12,045,519
Earnings per common share, basic	$0.46	$0.40
Diluted weighted average common shares outstanding	12,198,061	12,200,568
Earnings per common share, diluted	$0.45	$0.40

Condensed Consolidated Statements of Comprehensive Income

Net income	$5,529	$4,852

Other comprehensive (loss) income:
Changes in net unrealized investment (losses) gains	(2,768)	349
Reclassification to net income	158	(89)
Effect of income taxes	549	(91)
Other comprehensive (loss) income	(2,061)	169
Total comprehensive income	$3,468	$5,021

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	March 31, 2018 (unaudited)	December 31, 2017
Assets
Investments
Fixed income securities, available for sale, at fair value (amortized cost $152,288 and $158,411)	$149,251	$157,984
Equity securities, at fair value (cost $6,966 and $7,969)	7,315	8,446
Other investments	30,071	31,438
Total Investments	186,637	197,868
Cash and cash equivalents	52,688	45,615
Accrued investment income	1,362	1,248
Premiums receivable (net of allowance of $3,656 and $3,418)	101,412	79,664
Reinsurance recoverables on amounts paid	9,700	7,982
Reinsurance recoverables on amounts unpaid	52,316	53,402
Prepaid reinsurance premiums	14,993	12,878
Deferred policy acquisition costs	19,753	14,797
Deferred tax asset, net	16,101	16,985
Goodwill	2,726	2,726
Intangible assets, net	4,048	4,145
Property and equipment, net	27,000	24,439
Other assets	18,718	20,754
Total Assets	$507,454	$482,503

Liabilities
Claims liabilities	$204,742	$211,648
Unearned premium reserves	156,453	128,043
Due to reinsurers	10,135	8,411
Notes payable, net	24,087	24,031
Other liabilities and accrued expenses	20,647	19,725
Total Liabilities	$416,064	$391,858

Shareholders’ Equity
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued: March 31, 2018 - 12,192,475 and December 31, 2017 - 12,164,041; shares outstanding: March 31, 2018 - 11,936,970 and December 31, 2017 - 12,164,041	$36	$36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: March 31, 2018 and December 31, 2017 - 0	—	—
Additional paid-in capital	201,382	201,105
Treasury stock, at cost: March 31, 2018 - 255,505 and December 31, 2017 - 0 shares of ordinary voting common shares	(3,000)	—
Retained deficit	(104,629)	(110,535)
Accumulated other comprehensive (loss) income, net of tax	(2,399)	39
Total Shareholders’ Equity	91,390	90,645
Total Liabilities and Shareholders’ Equity	$507,454	$482,503

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements

Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.

Adjusted operating income, before income taxes includes both underwriting income and loss and net investment income, but excludes net realized gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by net claims incurred, policy acquisition costs and general operating expenses.

Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Income Taxes ($ in ‘000s, except per share data)

	Three Month Periods Ended
	March 31, 2018		March 31, 2017
Net income	$5,529	$0.45	$4,852	$0.40
Add: income tax expense	1,283	0.10	2,613	0.21
Add: expenses recovered pursuant to stock purchase agreement	(520)	(0.04)	—	—
Add: interest expense	455	0.04	268	0.02
Less: loss from change in fair value of equity securities	(128)	(0.01)	—	—
Less: net realized investment gains	293	0.02	134	0.01
Less: other income	164	0.01	114	0.01
Adjusted operating income, before income taxes	$6,418	$0.53	$7,485	$0.61

After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	March 31, 2018	December 31, 2017	March 31, 2017	December 31, 2016
Total shareholders’ equity	$91,390	$90,645	$132,683	$127,342
Less: accrued dividends on preferred shares	(333)	(333)	(333)	(333)
Total common equity	$91,057	$90,312	$132,350	$127,009

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three Month Periods Ended
	March 31, 2018	March 31, 2017
Net income	$5,529	$4,852
Average equity	91,018	130,012
Return on equity	24.3%	14.9%

Net income	$5,529	$4,852
Preferred share dividends accrued	—	—
Net income attributable to common shareholders	$5,529	$4,852
Average common equity	90,685	129,679
Return on average common equity	24.4%	15.0%